EXHIBIT 10.2

CONSENT AND SECOND AMENDMENT TO
 CREDIT AGREEMENT

This Consent and Second Amendment to Credit Agreement (“Second Amendment”) is made as of this 8 th day of November, 2011 by and among Sterling Construction Company, Inc. (“Sterling”) and certain of its subsidiaries (collectively, with Sterling, the “Borrowers”), certain of the Lenders as defined below and Comerica Bank as Administrative Agent (“Agent”).

RECITALS

A.           Borrowers, Agent and the financial institutions party thereto from time to time (the “Lenders”) entered into that certain Credit Agreement dated as of October 31, 2007, as amended, restated or otherwise modified from time to time (collectively, the “Credit Agreement”).

B.           The Borrowers have  requested that Agent and Lenders make certain other amendments to the Credit Agreement, and they are willing to do so, but only on the terms and conditions set forth in this Second Amendment.

NOW, THEREFORE, Borrowers, Agent and the requisite Lenders agree:

1.	Section 1 of the Credit Agreement is hereby amended as follows:

(a) Each of the following definitions is hereby amended and restated in its entirety as follows:

““Asset Coverage Ratio” shall mean, as of any date of determination, a ratio the numerator of which is an amount equal to eighty percent (80%) of the orderly liquidation value of machinery and equipment of Sterling and its Consolidated Subsidiaries as determined in the 2010 Valuation Technology appraisal reports (the “Report Date’) plus eighty percent (80%) of the Cost of new and used machinery and equipment purchased after the Report Date and the denominator of which is Funded Debt."

““Revolving Credit Aggregate Commitment” shall mean Fifty Million Dollars ($50,000,000), subject to increases pursuant to Section 2.13 hereof by an amount not to exceed the Revolving Credit Optional Increase Amount and subject to reduction or termination under Sections 2.11 or 9.2 hereof.”

““Revolving Credit Maturity Date” shall mean the earlier to occur of (i) September 30, 2016, and (ii) the date on which the Revolving Credit Aggregate Commitment shall terminate in accordance with the provisions of this Agreement.”

““Tangible Net Worth” shall mean as of any date of determination, for any Person (a) the net book value of all assets of such Person (excluding patent rights, trademarks, tradenames, franchises, copyrights, licenses, goodwill and all other intangible assets of such Person) after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization) plus (b) goodwill arising from any future Acquisition permitted under this Agreement less (c) all the total liabilities of such Person reported on the balance sheet of such Person under GAAP at such time.”

     (b)           The following definitions are added to Section 1 of the Credit Agreement, in their appropriate alphabetical order, to read in their entirety as follows:

““Revolving Credit Optional Increase Amount” shall mean an amount equal to $50,000,000, minus the amount of any permanent reductions made to the Revolving Credit Aggregate Commitment prior to the date a request for such increase is made.”

     (c)   Clause (j) of the definition of “Permitted Acquisition” is hereby deleted and the following is inserted in its place:

““(j)           The purchase price of such proposed new acquisition, computed on the basis of total acquisition consideration paid or incurred, or required to be paid or incurred, with respect thereto, including the amount of Debt (such Debt being otherwise permitted under this Agreement) assumed or to which such assets, businesses or business or Equity Interests, or any Person so acquired is subject and including any portion of the purchase price allocated to any non-compete agreements is the lesser of Eight Million Dollars ($8,000,000) and five percent (5%) of Tangible Net Worth as of the date of the Permitted Acquisition.”

2.	The following is added as new Section 2.13 of the Credit Agreement:

“2.13   Optional Increase in Revolving Credit.  Borrowers may request that the Revolving Credit Aggregate Commitment be increased in an aggregate amount (for all such requests under this Section 2.13) not to exceed the Revolving Credit Optional Increase Amount, subject, in each case, to Section 11.1 hereof and to the satisfaction concurrently with or prior to the date of each such request of the following conditions:

(a)           Borrowers shall have delivered to the Agent a written request for such increase, specifying the amount of the requested increase (each such request, a “Request for Revolving Credit Increase”); provided, however, that in the event Borrowers previously delivered a Request for Revolving Credit Increase pursuant to this Section 2.13, Borrowers may not deliver a subsequent Request for Revolving Credit Increase until all the conditions to effectiveness of such first Request for Revolving Credit Increase have been fully satisfied (or such Request for Revolving Credit Increase has been withdrawn); and provided further that Borrowers may make no more than two (2)  Requests for Revolving Credit Increase and no Request for Increase may be made after September 30, 2015;

(b)           within three (3) Business Days after the Agent’s receipt of the Request for Revolving Credit Increase, the Agent shall inform each Revolving Credit Lender of the requested increase in the Revolving Credit Aggregate Commitment, offer each Revolving Credit Lender the opportunity to increase its Commitment in an amount equal to its applicable Revolving Credit Percentage of the requested increase in the Revolving Credit Aggregate Commitment, and request each such Revolving Credit Lender to notify the Agent in writing whether such Revolving Credit Lender desires to increase its applicable commitment by the requested amount.  Each Revolving Credit Lender approving an increase in its applicable commitment by the requested amount shall deliver its written consent thereto no later than ten (10) Business Days of the Agent’s informing such Revolving Credit Lender of the Request for Revolving Credit Increase; if the Agent shall not have received a written consent from a Revolving Credit Lender within such time period, such Revolving Credit Lender shall be deemed to have elected not to increase its applicable Commitment.  If any one or more Revolving Credit Lenders shall elect not to increase its commitment, then the Agent may offer the remaining increase amount to each other Revolving Credit Lender hereunder on a non-pro rata basis, or to (A) any other Lender hereunder, or (B) any other Person meeting the requirements of Section 13.8 hereof (including, for the purposes of this Section 2.13, any existing Revolving Credit Lender which agrees to increase its commitment hereunder, the “New Revolving Credit Lender(s)”), to increase their respective applicable commitments (or to provide a commitment);

(c)           the New Revolving Credit Lenders shall have become a party to this Agreement by executing and delivering a New Lender Addendum for a minimum amount for each such New Revolving Credit Lender that was not an existing Revolving Credit Lender of $10,000,000 and an aggregate amount for all such New Revolving Credit Lenders of that portion of the Revolving Credit Optional Increase Amount, taking into account the amount of any prior increase in the Revolving Credit Aggregate Commitment (pursuant to this Section 2.13) covered by the applicable Request; provided, however, that each New Revolving Credit Lender shall remit to the Agent funds in an amount equal to its Percentage (after giving effect to this Section 2.13) of all Advances of the Revolving Credit then outstanding, such sums to be reallocated among and paid to the existing Revolving Credit Lenders based upon the new Percentages as determined below;

(d)           no New Revolving Credit Lender shall receive compensation (whether in the form of a fee, original issue discount or interest rate pricing) for its commitment under the Revolving Credit, except as set forth in this Agreement;

(e)           Borrowers shall have paid to the Agent for distribution to the existing Revolving Credit Lenders, as applicable, all interest, fees (including the Revolving Credit Facility Fee, which shall not be duplicative) and other amounts, if any, accrued to the effective date of such increase and any breakage fees attributable to the reduction (prior to the last day of the applicable Interest Period) of any outstanding Eurocurrency-based Advances, calculated on the basis set forth in Section 11.1 hereof as though Borrowers had prepaid such Advances;

(f)           if requested, Borrowers shall have executed and delivered to the Agent new Revolving Credit Notes payable to each of the New Revolving Credit Lenders in the face amount of each such New Revolving Credit Lender’s Percentage of the Revolving Credit Aggregate Commitment (after giving effect to this Section 2.13) and, if applicable, renewal and replacement Revolving Credit Notes payable to each of the existing Revolving Credit Lenders in the face amount of each such Revolving Credit Lender’s Revolving Credit Percentage of the Revolving Credit Aggregate Commitment (after giving effect to this Section 2.13), dated as of the effective date of such increase (with appropriate insertions relevant to such Notes and acceptable to the applicable Revolving Credit Lenders, including the New Revolving Credit Lenders);

(g)           prior to the date the increased commitment becomes available, the Borrowers shall have delivered to the Agent, in each case dated as of the date of the applicable increase:

(i)
a pro forma Covenant Compliance Report demonstrating that, upon giving effect to the applicable increase, all financial covenants set forth in Section 7.9 would be satisfied on a pro form basis on such date and for the most recent determination period for which the Borrowers have delivered or is required to have delivered financial statements pursuant to Section 7.1(a) or (b);

(ii)
a certificate signed by a Responsible Officer of Borrowers (A) certifying and attaching the resolutions adopted by Borrowers approving or consenting to such increase, and (B) certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date such increase becomes available, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (2) no Default or Event of Default shall have occurred and be continuing; and

(h)           such amendments, acknowledgments, consents, documents, instruments, any registrations, if any, shall have been executed and delivered and/or obtained by Borrowers as required by the Agent, in its reasonable discretion.”

3.	Each of Section 7.9(a) and Section 7.9(e) of the Credit Agreement is hereby deleted and the following is inserted in each place:

“Intentionally omitted.”

4.	Section 7.9(c) of the Credit Agreement is hereby deleted and the following is inserted in its place:

“Commencing September 30, 2011 maintain a Tangible Net Worth of Sterling and its Consolidated Subsidiaries of at least $118,000,000 plus 100% of the positive Net Income of the fiscal quarter ending September 30, 2011 and each subsequent fiscal quarter, in each case without reduction for losses.”
           5.  Schedule 1.1 to the Credit Agreement is hereby deleted and the Schedule 1.1 attached hereto as Annex A is hereby inserted in the Schedules to the Credit Agreement in its place.

6.
Notwithstanding anything to the contrary in the Credit Agreement and provided that no Default or Event of Default has occurred and is continuing or could reasonably be expected to result therefrom, the Borrowers are hereby permitted to incur up to $10,000,000 in aggregate amount of fuel Hedging Transactions outstanding at any one time (provided that such Hedging Transactions are entered into for risk management purposes and not for speculative purposes), which Hedging Transactions may be secured by a lien on Borrowers’ cash in an aggregate amount not in excess of $10,000,000.

7.	This Second Amendment shall become effective (according to the terms hereof) on the date that the following conditions have been fully satisfied (the “Second Amendment Effective Date”):

(a)
Agent shall have received counterpart copies, with originals to follow of this Second Amendment duly executed and delivered by the Borrowers, the Agent and the requisite Lenders (as applicable) and in form and substance satisfactory to Agent and an original Revolving Credit Note payable to Comerica Bank in form and substance acceptable to the Agent..

(b)	Agent shall have received secretary’s certificates and resolutions for each of the Borrowers.

(c)	Agent shall have received departing lender letters from each of the other Lenders party to the Credit Agreement besides Comerica Bank.

(d)	No Default or Event of Default shall have occurred and be continuing.

(e)
All representations and warranties of the Borrowers are true and correct as of the Second Amendment Effective Date, except to the extent such representation and warranty relates solely to another date certain.

(f)	Sterling shall have paid to Agent a $50,000 amendment fee.

8.
Each Borrower hereby represents and warrants that, after giving effect to the amendments contained herein (a) execution and delivery of this Second Amendment and the other Loan Documents required to be delivered hereunder, and the performance by the Company of its obligations under the Credit Agreement as amended hereby (herein, as so amended, the “Amended Credit Agreement”) are within such undersigned’s corporate powers, have been duly authorized, are not in contravention of law or the terms of its articles of incorporation or bylaws or other organic documents of the parties thereto, as applicable, and except as have been previously obtained do not require the consent or approval, material to the amendments contemplated in this Second Amendment or the Amended Credit Agreement, of any governmental body, agency or authority, and this Second Amendment, the Amended Credit Agreement and the other Loan Documents required to be delivered hereunder, will constitute the valid and binding obligations of such undersigned parties enforceable in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, ERISA or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in a proceeding in equity or at law), (b) the representations and warranties set forth the Amended Credit Agreement are true and correct on and as of the date hereof (except to the extent such representations specifically relate to an earlier date), and such representations and warranties are and shall remain continuing representations and warranties during the entire life of the Amended Credit Agreement, and (c) as of the Second Amendment Effective Date, no Default or Event of Default shall have occurred and be continuing.

9.
Except as specifically set forth above, this Second Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents, or to constitute a waiver by the Agent or any Lender of any right or remedy under or a consent to any transaction not meeting the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents.

10.
Each Borrower hereby acknowledges and agrees that this Second Amendment and the amendments contained herein do not constitute any course of dealing or other basis for altering any obligation of such Borrower or any other party or any rights, privilege or remedy of the Agent or any Lender under the Credit Agreement, any other Loan Document, any other agreement or document, or any contract or instrument.

11.
Each Borrower hereby reaffirms its obligations under the Credit Agreement, as amended as of the date hereof, and each other Loan Document previously executed and delivered by it, or executed and delivered in accordance with this Second Amendment.  Each reference in the Credit Agreement to “this Agreement” or “the Credit Agreement” shall be deemed to refer to Credit Agreement as amended by this Second Amendment and each other amendment thereto from time to time.

12.	Unless otherwise defined to the contrary herein, all capitalized terms used in this Second Amendment shall have the meaning set forth in the Credit Agreement.

13.	This Second Amendment may be executed in counterpart in accordance with Section 13.9 of the Credit Agreement.

14.	This Second Amendment shall be construed in accordance with and governed by the laws of the State of Texas (without giving effect to principles of conflict of laws).

WITNESS the due execution hereof as of the day and year first above written.
COMERICA BANK, as Agent, Lender,
Swing Line Lender and Issuing Lender
By:           /s/ James R. McNutt
James R. McNutt

Its:           Senior Vice President

STERLING CONSTRUCTION COMPANY, INC.

By:           /s/ Joseph P. Harper, Jr.
Joseph P. Harper, Jr.

Its:           Chief Financial Officer

TEXAS STERLING CONSTRUCTION CO.

By:           /s/ Joseph P. Harper, Jr.
Joseph P. Harper, Jr.

Its:           Vice President and Chief Financial Officer

ROAD AND HIGHWAY BUILDERS, LLC

By:           /s/ Joseph P. Harper, Jr.
Joseph P. Harper, Jr.

Its:           Vice President Finance

ROAD AND HIGHWAY BUILDERS INC.

By:           /s/ Joseph P. Harper, Sr.
Joseph P. Harper, Sr.

Its:           Senior Vice President

ROAD AND HIGHWAY BUILDERS OF CALIFORNIA, INC.

By:           /s/ Joseph P. Harper, Jr.
Joseph P. Harper, Jr.

Its:           Vice President Finance
RALPH L. WADSWORTH CONSTRUCTION COMPANY, LLC

By:           /s/ Kip L. Wadsworth
Kip L. Wadsworth

Its:           Chief Executive Officer

J. BANICKI CONSTRUCTION, INC.

By:           /s/ Kip L. Wadsworth
Kip L. Wadsworth

                Its:           Senior Vice President

Annex A

Schedule 1.1*

Applicable Margin Grid

Credit Agreement

(basis points per annum)

Basis for Pricing
Revolving Credit Eurodollar Margin	175.00
Revolving Credit Prime-Based Rate Margin	0.00
Revolving Credit Facility Fee	25.00
Letter of Credit Fees (exclusive of facing fees)	175.00

* Definitions as set forth in the Credit Agreement.